Exhibit 99.1

COMPANY CONTACT: Ryan Bowie Vice President and Treasurer Strategic Hotels & Resorts (312) 658-5766

FOR IMMEDIATE RELEASE

THURSDAY, OCTOBER 29, 2009

STRATEGIC HOTELS & RESORTS CLOSES

SALE OF THE FOUR SEASONS MEXICO CITY

Chicago, IL – October 29, 2009 – Strategic Hotels & Resorts, Inc. (NYSE: BEE), today announced that the company closed on its disposition of the Four Seasons Mexico City hotel to an affiliate of Meridia Capital for a purchase price of $54.0 million.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 18 properties with an aggregate of 8,118 rooms. For a list of current properties and for further information, please visit the company’s website at http://www.strategichotels.com.

About Meridia Capital

Meridia Capital is a private equity group focused on investing in premium hotel properties internationally. The firm owns and asset manages hotels in urban markets which are operated by the world’s leading international brands. Meridia Capital Hospitality I is Meridia Capital Partners’ first fund and was closed in early 2007 with equity of €150 million. Meridia Capital currently owns properties in Paris, Santiago (Chile), Sao Paulo (Brazil), Mexico D.F. and Thailand. For further information please visit www.meridiacapital.com.

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